Exhibit 99.1

IRIDEX Announces First Quarter 2017 Financial Results

Updates Guidance for Full Year 2017

MOUNTAIN VIEW, Calif., May 3, 2017 -- IRIDEX Corporation (Nasdaq: IRIX) today reported financial results for the three months ended April 1, 2017.

Recent Financial Results and Highlights

•	Total revenue of $10.5 million for the first quarter of 2017, a 12% decrease year over year
•	Cyclo G6™ glaucoma laser platform revenues in the first quarter of 2017 grew in the low double digits year over year
•	Sold 64 Cyclo G6 systems and shipped approximately 6,600 G6 probes in the first quarter of 2017
•	Cyclo G6 received regulatory approval from Japan’s Pharmaceutical and Medical Devices Agency (PMDA)
•	Continued build-out and expansion of the U.S. direct sales force, exiting the quarter with 18 sales professionals

“While our first quarter was marked by lower than expected financial results, we made significant progress towards the commercialization of the G6 platform,” said William M. Moore, President and CEO. “Our overall business was impacted by the significant expansion and transition of our sales organization over the past several months as we ramp up to meet a growing opportunity worldwide.  However, I am pleased with the progress we continue to make towards the commercialization of our G6 platform, including a growing base of thought leader support, repeat customers, broadening clinical data, and global expansion. This on-going momentum fuels our confidence in the prospects for the G6 platform to transform our business for years to come.”

First Quarter 2017 Financial Results

Revenue for the three months ended April 1, 2017 decreased 12% to $10.5 million from $11.9 million during the same period of the prior year. The decline in revenue was primarily driven by lower medical and surgical retina product revenue, and which offset the growth in G6 revenues.

Gross profit for the first quarter of 2017 was $4.5 million, or 42.6% gross margin, compared to $5.3 million, or 44.4% gross margin, in the same period of the prior year. Gross margin was primarily impacted by less efficient overhead absorption due to lower than anticipated revenues.

Operating expenses for the first quarter of 2017 were $6.3 million compared to $5.1 million in the same period of the prior year. This increase met our expectations as we have made investments to support our commercial infrastructure, particularly increased sales and marketing expenses.

Loss from operations for the first quarter of 2017 was $1.9 million, compared to income from operations of $0.2 million for the same period of the prior year.

Cash and cash equivalents were $23.9 million as of April 1, 2017.

Guidance for Full Year 2017

IRIDEX projects revenue for full year 2017 to be $46 to $49 million, down from guidance of $48 to $52 million provided on March 8, 2017.

The Company continues to anticipate sales of 400 to 450 G6 systems but currently expects G6 probe shipments to range from 35,000 to 40,000.

IRIDEX expects revenue from its medical retina business will decline in the low single digits with some quarter-to-quarter lumpiness given the capital equipment nature of the business and that its surgical retina business will continue to decline in the mid-to-high single digits.

Revenue growth is expected to be more heavily weighted towards the second half of 2017 as the Company begins to see the full benefits of its growth investments.

Webcast and Conference Call Information

IRIDEX’s management team will host a conference call today beginning at 2:30 p.m. PT / 5:30 p.m. ET.  Investors interested in listening to the conference call may do so by dialing (844) 707-0665 for domestic callers or (703) 326-3030 for international callers, using conference ID: 92158987.  A live and archived webcast of the event will be available on the “Investor Relations” section of the Company’s website at: www.iridex.com.  A telephone replay will also be available beginning Wednesday, May 3, 2017 through Thursday, May 4, 2017 by dialing (855) 859-2056 for domestic callers or (404) 537-3406 for international callers, using conference ID: 92158987.

About IRIDEX

IRIDEX Corporation was founded in 1989 and is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. We maintain a deep commitment to the success of our customers, with comprehensive technical, clinical, and service support programs. IRIDEX is dedicated to a standard of excellence, offering superior technology for superior results. IRIDEX products are sold in the United States through a direct sales force and internationally through a combination of a direct sales force and a network of approximately 70 independent distributors into over 100 countries. For further information, visit the IRIDEX website at http://www.iridex.com/.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, including those statements concerning amount and timing of revenue and Cyclo G6, medical retina and surgical retina projections for fiscal 2017, future demand and order levels for the Company's products, future operating expenses, changes in personnel, product development and intellectual property related matters, the adoption and effect of Company products on its results, the markets in which the Company operates, usage and efficacy of the Company's products, the Company’s future financial results, and the Company's strategic plans and objectives. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks contained in our Annual Report on Form 10-K for the fiscal year ended January 2, 2017, and Quarterly Reports on Form 10-Q for subsequent fiscal quarters, each of which was filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Investor Relations Contact

Lynn Pieper Lewis or Leigh Salvo

(415) 937-5404

investors@iridex.com

IRIDEX Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended
	April 1,	April 2,
	2017	2016

Total revenues	$10,483	$11,931
Cost of revenues	6,018	6,634
Gross profit	4,465	5,297

Operating expenses:
Research and development	1,496	1,359
Sales and marketing	2,923	2,429
General and administrative	1,904	1,357
Total operating expenses	6,323	5,145

(Loss) income from operations	(1,858)	152
Other expense, net	2	11
(Loss) income from operations before provision for income taxes	(1,860)	141
Provision for income taxes	6	40
Net (loss) income	$(1,866)	$101

Net (loss) income per share:
Basic	$(0.16)	$0.01
Diluted	$(0.16)	$0.01

Weighted average shares used in computing net (loss) income per share:
Basic	11,518	10,034
Diluted	11,518	10,140

IRIDEX Corporation

Condensed Consolidated Balance Sheets

(In thousands and unaudited)

	April 1,	December 31,	,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$23,858	$23,747
Accounts receivable, net	8,866	10,025
Inventories	11,728	11,643
Prepaids and other current assets	568	450
Total current assets	45,020	45,865
Property and equipment, net	1,672	1,534
Intangible assets, net	128	132
Goodwill	533	533
Other long-term assets	75	80
Total assets	$47,428	$48,144

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,944	$1,994
Accrued compensation	1,569	2,346
Accrued expenses	1,646	2,135
Accrued warranty	649	603
Deferred revenue	1,361	1,383
Total current liabilities	7,169	8,461

Long-term liabilities:
Other long-term liabilities	415	523
Total liabilities	7,584	8,984

Stockholders' equity:
Common stock	126	124
Additional paid-in capital	57,706	55,158
Accumulated deficit	(17,988)	(16,122)
Total stockholders' equity	39,844	39,160

Total liabilities and stockholders' equity	$47,428	$48,144